PRESS RELEASE

INTERNATIONAL SEAWAYS ANNOUNCES AGREEMENT TO ACQUIRE
 TWO 2017-BUILT SUEZMAX TANKERS

New York, NY – June 29, 2017 – International Seaways, Inc. (NYSE: INSW) (the "Company" or "INSW"), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets, today announced it has entered into an agreement to acquire two Suezmax tanker newbuildings constructed at Hyundai Samho Heavy Industries shipyard. The vessels are expected to deliver to the Company by the end of July 2017. The transaction remains subject to customary closing conditions. International Seaways intends to fund the vessel acquisitions from available liquidity.

Following the delivery of these two vessels, International Seaways will have a total fleet of 57 vessels, including 51 conventional crude and product tankers in addition to its joint venture participation in four liquefied natural gas carriers and two floating storage and offloading service vessels.

"We are pleased to add these two new Suezmax tankers to our sizeable and diverse fleet," said Lois K. Zabrocky, International Seaways' president and CEO. "As INSW executes on our growth and renewal strategy, we will target vessels of high quality and attractive value at this low point in the cycle.  INSW has a long history and well established track record owning vessels across the crude and product tanker sectors, enabling us to be opportunistic, yet focused in our efforts to grow and enhance our fleet for the benefit of shareholders."

About International Seaways, Inc.
International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. With the acquisitions, International Seaways will own and operate a fleet of 57 vessels, including one ULCC, eight VLCCs, two Suezmaxes, eight Aframaxes/LR2s, 12 Panamaxes/LR1s and 20 MR tankers. Through joint ventures, it has ownership interests in four liquefied natural gas carriers and two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at www.intlseas.com.

Forward-Looking Statements
This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company's plans to issue dividends, its prospects, including statements regarding trends in the tanker markets, possibilities of strategic alliances, investments and consolidation, and share repurchases. Forward-looking statements are based on the Company's current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for the Company and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:
David Siever, International Seaways, Inc.
(212) 578-1635
dsiever@intlseas.com